Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra to Receive BARDA Funding for 1b and Start-up of Phase 2/3 Solithromycin Pediatric Studies

$16.0 million will be provided to cover the cost of the study and other activities specified in the contract

Phase 1b and Phase 2/3 studies will test intravenous, oral capsule and oral suspension formulations of solithromycin in pediatric patients from newborn to 17 years of age

CHAPEL HILL, N.C. – November 19, 2014 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced it has received authorization under its existing contract for the next phase of its contract with the Biomedical Advanced Research and Development Authority (BARDA) that will provide funding of $16.0 million for two clinical studies of solithromycin. Pediatric patients from newborn to age 17 years who are enrolled in the study may receive intravenous, oral suspension or oral capsule formulations of solithromycin, an investigational, fourth generation macrolide antibiotic. In a recently completed Phase 1a study conducted in pediatric patients age 12 to 17 years, solithromycin oral capsules were well tolerated and demonstrated a pharmacokinetic profile similar to that seen in adults.

“I am pleased with the progress we are making under our continuing collaborative and constructive BARDA relationship that has resulted in the approval of funding for the next phase of our investigational studies with solithromycin in pediatric patients that is expected to extend our indications,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “BARDA’s continuing recognition of the potential of solithromycin to have broad utility in all age groups allows our pediatric program to run in parallel with our adult Phase 3 studies in adults with community acquired bacterial pneumonia and in uncomplicated gonorrhea.”

Initial funding from BARDA of $17.7 million supported the Phase 1a clinical study that enrolled pediatric patients between the ages of 12 to 17 years with suspected or confirmed bacterial infections. Each patient received solithromycin oral capsules for up to five days as add-on therapy in addition to standard of care treatments for a variety of infections, including sinusitis, exacerbations of cystic fibrosis as well as skin and soft tissue infections. Pharmacokinetics of the oral capsules in this age group were comparable to data from adult studies of solithromycin and it was well tolerated. Cempra has also reported positive results in treating tularemia and anthrax in non-clinical models which was also funded by BARDA in the first year of the contract.

The Phase 1b portion of the study will enroll up to 64 pediatric patients aged newborn to 17 years with suspected or confirmed bacterial infections. Patients will receive oral capsules, oral suspension or intravenous solithromycin dosed by weight once per day as add on therapy for up to 5 days. The study is open label and the primary endpoint will be to determine pharmacokinetics in the pediatric population. Safety data will also be collected. For additional information about this Phase 1b study please visit clinicaltrials.gov. On-going with this program, as part of this funding is the optimization of the commercial pediatric suspension product and we are expected to begin the start-up activities for a global Phase 2/3 study.

About the Cempra BARDA Agreement

In May 2013, Cempra entered into a five year agreement with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services (Contract No. HHS0100201300009C) for the evaluation and development of solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia. The BARDA agreement is a cost plus fixed fee development contract with a base performance segment plus four option segments. If all four option segments are requested, the total value of the agreement would be approximately $58.6 million with a period of service to 2018.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin also recently entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is being developed for chronic oral treatment of staphylococcal infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts:

Mark W. Hahn

Chief Financial Officer

(919)-313-6601

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com

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